OFFICERS' POWER OF ATTORNEY

City of Minneapolis

State of Minnesota

         I, Paula R. Meyer, as President of the below listed open-end, diversified investment companies that previously have filed registration statements and amendments thereto pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 with the Securities and Exchange Commission:

                                                    1933 Act        1940 Act
                                                   Reg. Number     Reg. Number
 AXP Partners Series, Inc.                          333-57852       811-10321
 AXP Partners International Series, Inc.            333-64010       811-10427
 AXP Variable Portfolio-Partners Series, Inc.       333-61346       811-10383

hereby constitutes and appoints each of Arne H. Carlson, Leslie L. Ogg, William
F. Truscott and Stephen W. Roszell as my attorney-in-fact and agent, to sign for me in my name, place and stead any and all further amendments to said registration statements filed pursuant to said Acts and any rules and regulations thereunder, and to file such amendments with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to either of them the full power and authority to do and perform each and every act required and necessary to be done in connection therewith.

Dated the 17th day of September, 2002.


     /s/ Paula R. Meyer
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         Paula R. Meyer